UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 27, 2013

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2013, Dolby Laboratories, Inc. (the “Company”) entered into a Separation Agreement and Release with Ramzi Haidamus, the Company’s Executive Vice President, Marketing and Business Development (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Haidamus ceased to serve as the Company’s Executive Vice President, Marketing and Business Development, effective March 27, 2013, but will provide transitional services to the Company until March 31, 2014 (the “Transition Period”). During the first three months of the Transition Period, Mr. Haidamus will continue to receive his current base salary and then for the remainder of the Transition Period, he will receive $10,000 per month. His outstanding equity awards will continue to vest during the Transition Period and he will remain eligible for a prorated bonus under the 2013 Dolby Executive Annual Incentive Plan. Mr. Haidamus provided a release of claims in favor of the Company under the Agreement. If he continues to provide transition services through December 31, 2013, Mr. Haidamus will then receive a lump-sum payment equal to 12 months of his current base salary, less applicable withholdings. In addition, if he continues to provide transition services through December 31, 2013, then, consistent with the terms of his outstanding equity awards, the vesting with respect to certain shares subject to such awards will accelerate (under such terms, the vesting with respect to 46,775 options shares and 10,500 RSUs will accelerate). In addition, at such time Mr. Haidamus will be eligible to receive up to $25,000 in outplacement services. Furthermore, if Mr. Haidamus continues to provide transition services through March 31, 2014, he will also receive an additional payment of $42,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/S/ ANDY SHERMAN
Andy Sherman Executive Vice President, General Counsel and Secretary

Date: April 1, 2013